Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Par Petroleum Corporation, Successor to Delta Petroleum Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-185612) and on Form S-3 (File No. 333-192519)) of Par Petroleum Corporation (formerly Delta Petroleum Corporation) and subsidiaries (the Predecessor) of our report dated March 27, 2013, with respect to the consolidated statements of operations (Predecessor), changes in equity (Predecessor), and cash flows (Predecessor) for the period January 1, 2012 through August 31, 2012, which report appears in the December 31, 2013 annual report on Form 10-K of Par Petroleum Corporation.

Our report over the consolidated financial statements contains an explanatory paragraph that states that the Predecessor filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 16, 2011. The Predecessor’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 31, 2012. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of August 31, 2012. Accordingly, the Predecessor’s consolidated financial statements prior to August 31, 2012 are not comparable to its consolidated financial statements for periods after August 31, 2012.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

March 31, 2014